Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 4, 2007

among

ROCHE HOLDING LTD,

LILI ACQUISITION CORPORATION

and

BIOVERIS CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2007 (this "Agreement"), is among Roche Holding Ltd, a joint stock company organized under the laws of Switzerland ("Parent"), Lili Acquisition Corporation, a newly-formed Delaware corporation and an indirect wholly-owned Subsidiary of Parent ("Merger Sub"), and BioVeris Corporation, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are as defined in this Agreement.

WITNESSETH

WHEREAS, the respective Boards of Directors of the Company and Merger Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated herein, upon the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Merger Sub and Parent have approved and adopted this Agreement and resolved that the transactions contemplated hereby are advisable and in the best interests of their respective stockholders, including the consummation of the merger of Merger Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"); and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneous with the execution of this Agreement, the Company and 32 Mott Street Acquisition I, LLC ("Newco I") have entered into an agreement (the "Vaccines Asset Transfer Agreement"), attached hereto as Exhibit A, pursuant to which certain assets of the Company will be sold to Newco I, a private entity controlled by Samuel J. Wohlstadter; the Vaccines Asset Transfer Agreement, which has been approved by the Board of Directors of the Company based on a recommendation of a special committee of independent directors of the Board of Directors of the Company (the "Special Committee"), is conditioned upon, and will become effective immediately prior to, the Effective Time;

WHEREAS, simultaneous with the execution of this Agreement, the Company and 32 Mott Street Acquisition II, LLC ("Newco II") have entered into an agreement (the "ECL

Asset Transfer Agreement"), attached hereto as Exhibit B, pursuant to which certain assets of the Company will be sold to Newco II, a private entity controlled by Samuel J. Wohlstadter, and related license and sublicense agreements (the "ECL License Agreements"), attached hereto as Exhibit C, pursuant to which the Company will grant Newco II a license to use the Company’s electrochemiluminescence ("ECL") technology and sublicenses with respect to certain ECL technology; the ECL Asset Transfer Agreement and ECL License Agreements, which have been approved by the Board of Directors of the Company based on a recommendation of the Special Committee, are conditioned upon, and will become effective immediately prior to, the Effective Time;

WHEREAS, simultaneous with the execution of this Agreement, Parent and Samuel J. Wohlstadter have entered into a Non-Disclosure and Non-Solicitation Agreement and a Transaction Agreement (the "Wohlstadter Agreements"), pursuant to which, among other things, Mr. Wohlstadter will agree to certain confidentiality and non-solicitation agreements and Parent will, immediately prior to the Effective Time, acquire all of the Series B Preferred Stock (as defined herein) owned as of the date hereof by Mr. Wohlstadter; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue under the name "BioVeris Corporation" as the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

Section 1.2         Closing. Subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at 12:00 p.m. (New York City time) on the earliest date reasonably practicable but in any event within two Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs hereinafter is referred to as the "Closing Date".

Section 1.3        Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

Section 1.4        Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation, as provided under the DGCL.

Section 1.5         Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and by-laws set forth in Exhibit D, shall at the Effective Time be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

Section 1.6	Directors and Officers of the Surviving Corporation.

(a)          Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)          The officers of Merger Sub shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; RELATED TRANSACTIONS

Section 2.1        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), shares of Series B Preferred Stock, par value $0.001 per share, of the Company ("Series B Preferred Stock") or any shares of capital stock of Merger Sub, the following shall occur:

(a)          Capital Stock of Merger Sub. Each share of capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock or Series B Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)          Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)and Dissenting Shares), together with all rights attached to such Company Common Stock immediately prior to the Effective Time, shall be converted into the right to receive $21.50 in cash per share, without interest (the "Common Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Common Certificate") shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d)          Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately following the Effective Time and purchased by Parent pursuant to the Wohlstadter Agreements.

Section 2.2	Exchange of Certificates.

(a)          Paying Agent. Not less than five Business Days prior to the Effective Time, Parent shall designate Computershare Investor Services, Inc. or another national bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to the Total Common Merger Consideration, to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. The Paying Agent shall also act as the agent for the

Company’s stockholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such Total Common Merger Consideration with the Paying Agent by wire transfer of immediately available United States funds at the Effective Time. Such Total Common Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in: (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) money market funds investing solely in a combination of the foregoing. Parent shall promptly replace any funds deposited with the Paying Agent that are lost through any investment.

(b)          Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent’s message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Common Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Common Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Common Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Common Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Common Merger Consideration as contemplated by this Article II, without interest.

(c)          Transfer Books; No Further Ownership Rights in Company Stock. The Common Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. Notwithstanding the foregoing, the Common Merger Consideration payable in respect of the Restricted Stock Awards shall be payable pursuant to Section 2.5 and not this Section 2.2.

(d)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Common Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e)          Termination of Fund. At any time following the sixth month anniversary of the Closing Date, the Parent shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent (including any interest received with respect thereto) and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Common Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority (as defined herein) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3        Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Common Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL or it is determined that such holder does not have appraisal rights. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right or it is determined that such holder does not have appraisal rights, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Common Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, except as required by applicable Law, and will not settle any demands for appraisal without Parent’s written consent.

Section 2.4         Company Stock Options. At the Effective Time, all options outstanding immediately prior to the Effective Time that represent the right to acquire shares of Company Common Stock (each, an "Option") granted under the BioVeris Corporation 2003 Stock Incentive Plan or otherwise (the "Company Stock Plan") shall be, without any further action by the Company or the Surviving Corporation, fully vested and converted into the right to receive, in full satisfaction of such Option, a cash amount equal to the Option Consideration (as defined herein) for each share of Company Common Stock then subject to the Option. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporations, as applicable, shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of the Common Merger Consideration over the exercise price payable in respect of such share of Company Common Stock issuable under such Option. At the Effective Time, Parent shall pay the aggregate Option Consideration to an account or accounts designated by the Company by wire transfer of immediately available United States funds. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company will take any and all actions necessary to effectuate this Section 2.4.

Section 2.5        Restricted Stock Awards. As of the Effective Time, each then outstanding share of Company Common Stock which is subject to a restricted stock award granted under the Company Stock Plan or otherwise (each a "Restricted Stock Award") shall, by virtue of the Merger and without any action on the part of any holder thereof, the Company or the Surviving Corporation, become fully vested and converted into the right to receive, in full satisfaction of such Restricted Stock Award, a cash amount equal to the Common Merger Consideration for each share of Company Common Stock then subject to the Restricted Stock Award (the "Restricted Stock Consideration"). At the Effective Time, Parent shall pay the aggregate Restricted Stock Consideration to an account or accounts designated by the Company, by wire transfer of immediately available United States funds for the benefit of the holders of the Restricted Stock Awards. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company will take any and all actions necessary to effectuate this Section 2.5.

Section 2.6        Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Common Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.

Section 2.7	Related Transactions.

(a)          Parent and Merger Sub hereby acknowledge that immediately prior to the Effective Time the Company intends to consummate the transactions contemplated by the Asset Transfer Agreements.

(b)          Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to take any actions required to consummate the closing of the Asset Transfer Agreements to the extent such closings have not been consummated prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule") simultaneously with the execution of this Agreement, it being acknowledged and agreed by the parties that (i) disclosure in any section or subsection of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other sections or subsections of the Company Disclosure Schedule so long as the application of such disclosure to any such other section or subsection is readily apparent from such disclosure and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission by the Company, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect (as defined herein) or would have been material if included in the Company SEC Documents filed prior to the date of this Agreement (or incorporated by reference therein) or would otherwise be material to the Company or (b) disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof (the "Filed SEC Documents"), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1	Organization, Standing and Corporate Power.

(a)          Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws (as defined herein) of the jurisdiction of its incorporation or organization and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not have a Material Adverse Effect.

(b)          The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (the "Company Charter Documents").

Section 3.2         Corporate Authority; Enforceability; Voting Requirements.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject, with respect to the Merger, to obtaining the Company Stockholder Approval (as defined herein) in connection with the consummation of the Merger, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions (as defined herein), have been duly authorized and approved by its Board of Directors, and except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity

Exception").

(b)          The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved, subject to Section 5.4 hereof, to recommend that stockholders of the Company adopt this Agreement.

(c)          The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and Series B Preferred Stock, voting together as a single class, at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.3         Noncontravention. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents, filings and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained or made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) require any consent, violate or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract or other agreement or other instrument binding upon the Company or any of its Subsidiaries which contain annual payment obligations of the Company or its Subsidiaries in excess of $100,000 or (z) result in the creation or imposition of any material Lien, other than Permitted Liens, on any asset of the Company or its Subsidiaries, except for, in the case of clause (ii) above, such matters as would not, individually or in the aggregate, (1) have a Material Adverse Effect or (2) prevent or materially delay the consummation of the Transactions.

Section 3.4        Governmental Approvals. Except for (i) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, (w) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") (x) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (y) state securities or "blue sky" laws and (z) the rules and regulations of the Nasdaq Global Market (the "NASDAQ"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) obtaining from CFIUS a written termination of the review of clearance of the Merger and (v) any applicable non-U.S. competition, antitrust or investment Laws, no consents or approvals of, or filings, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, notifications, declarations or registrations that, if not obtained, made or given, would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.5	Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). At the close of business on March 30, 2007, (i) 27,247,802 shares of Company Common Stock were issued and outstanding (including 500,000 shares of Restricted Stock Awards, all of which are held by Samuel J. Wohlstadter and are subject to a duly filed Section 83(b) Election), (ii) no shares of Series A Preferred stock, par value $0.001 per share of the Company ("Series A Preferred Stock") were issued and outstanding, (iv) 600,000 shares of Series A Preferred Stock have been reserved for issuance upon the exercise of the rights distributed to the holders of Company Common Stock pursuant to the Company Rights Plan (as defined herein), (v) 1,000 shares of Series B Preferred Stock were issued and outstanding, (vi) no shares of Company Common Stock were held by the Company in its treasury and (vii) 4,779,148 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (of which 911,900 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plan). All outstanding shares of the capital stock of the Company have been, and all shares of the capital stock of the Company that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, and except for the Rights (as defined in the Company Rights Plan) and changes since March 30, 2007 resulting from the exercise of Options outstanding on such date or any Option granted after the date hereof as permitted pursuant to Section 5.1(a)(i): (A) there are no outstanding shares of capital stock, voting securities or other equity interests in the Company, (B) there are no outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, "Company Securities"); (C) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (D) there are no other subscriptions, options, calls, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)          Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens. There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the outstanding stock, securities or interests referred to in clause (i) above; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party.

Section 3.6	Company SEC Documents.

(a)          (a)         Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, registration statements and other documents required to be filed with the SEC since March 31, 2005, together with any amendments or supplements thereto (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective filing dates or the filing dates of amendments, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)          The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Except as disclosed in the Filed SEC Documents, the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

(d)          The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee of the Board of Directors of the Company and to Parent (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of March 31, 2005 or later which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e)          Prior to the date hereof, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.7        Absence of Certain Changes. Since December 31, 2006, except as otherwise contemplated or expressly permitted by this Agreement or the Asset Transfer Agreements, and except as set forth in the Filed SEC Documents, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8        Undisclosed Liabilities. Except as set forth in Section 3.8 of the Company Disclosure Schedule, from March 31, 2006 through the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities or obligations, (a) incurred in the ordinary course of business, (b) reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Filed SEC Documents, (c) that would not have, individually or in the aggregate, a Material Adverse Effect or (d) incurred in connection with this Agreement or the Transactions.

Section 3.9        Legal Proceedings. Except as disclosed in the Filed SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, investigation or action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, by or before any Governmental Authority, that would have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.10      Compliance With Laws; Permits. Except as disclosed in the Filed SEC Documents, since March 31, 2005, the Company and its Subsidiaries have been in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees, judgments and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses as it is now being conducted (collectively, "Permits"), except where the failure to hold the same would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11      Tax Matters. Except as disclosed in Section 3.11 of the Company Disclosure Schedule and for those matters that would not have a Material Adverse Effect:

(a)          (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as defined herein) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes not yet due and payable have been properly accrued or reserved for under GAAP; (iv) no deficiency with respect to Taxes has been asserted or assessed in writing against the Company or any of its Subsidiaries, which have not been fully paid or adequately reserved (in accordance with GAAP) in the Filed SEC Documents; and (v) no audit or other administrative or court proceedings is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received.

(b)          The income and franchise Tax Returns of the Company and its Subsidiaries have never been examined.

(c)          During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.12	Employee Benefits.

(a)          Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, fund or program; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each bonus, employment, termination or severance agreement; and each other material employee benefit plan, fund, program or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or consultant or former employee or consultant of the Company or any Subsidiary (the "Company Benefit Plans").

(b)          With respect to each Company Benefit Plan, the Company has heretofore delivered to Parent true and complete copies of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code. Each Company Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code, and the Company is not aware of any occurrence or amendment that could result in such determination no longer being valid.

(c)          Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Company Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

(d)          Except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, neither the Company, any Subsidiary, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of

ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than penalties or taxes that, individually or in the aggregate, would not have a Material Adverse Effect.

(e)          Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(f)           Except as disclosed in Section 3.12(f) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g)          Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event such as termination of employment) will not (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h)          There are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(i)           Except as disclosed in Section 3.12(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2006.

Section 3.13      Labor Matters. There is no labor strike or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

Section 3.14      Environmental Matters. (a) Except as disclosed in Section 3.14 of the Company Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, no penalty has been assessed against, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing and complying with all Permits required for their operations under applicable Environmental Laws; (iii) to the Knowledge of the Company, there are no Environmental Liabilities of or relating to the Company or any of its Subsidiaries, and to the Knowledge of the Company, there are no facts, conditions or circumstances which would reasonably be expected to result in, or be the basis for, any such Environmental Liabilities; (iv) there have been no releases, discharges, disposals, dumpings, injections, pumpings, deposits or emissions into the environment of Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any third party, at any real property currently owned, operated or leased by, or formerly owned, operated or leased by or in connection with, the Company or its Subsidiaries that would reasonably be expected to result in such Environmental Liabilities of the Company; and (v) the Company has made available to Parent, prior to the date hereof, copies of all environmental investigations, studies, audits, tests, reviews or other analysis in the possession or control of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(b)          Neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

(c)          For purposes of this Section, "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries, other than IGEN International, Inc., or Parent or any of its Affiliates.

Section 3.15	Intellectual Property.

(a)          As used herein: (i) "Intellectual Property" means all U.S. and foreign (A) trademarks, service marks, trade names, trade dress and Internet domain names, together with goodwill related to the foregoing, (B) patents and all proprietary rights associated therewith, (C) copyrights and rights associated therewith and the underlying works of authorship, (D) all inventions, know-how, technology, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code and documentation), trade secrets, web sites and UPC codes; and (E) all registrations of any of the foregoing and all applications therefor; and (ii) "Company Intellectual Property" means the Intellectual Property that is owned, licensed, or used by the Company or any of its Subsidiaries in the conduct of their businesses.

(b)          Section 3.15(b) of the Company Disclosure Schedule sets forth, for the Company Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications; and (iii) copyright registrations and applications.

(c)          Except as set forth in Section 3.15(c) of the Company Disclosure Schedule:

(i)    To the Knowledge of the Company, the Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all Company Intellectual Property;

(ii)  To the Knowledge of the Company, all registrations of Company Intellectual Property have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current;

(iii) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries do not materially infringe any Intellectual Property of any third party and there is no such claim pending or to the Knowledge of the Company within the last four (4) years threatened by an overt act against the Company or any of its Subsidiaries;

(iv) To the Knowledge of the Company, no third party is materially infringing any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries and no such claims are pending or threatened against any Person by the Company or its Subsidiaries;

(v)   The consummation of the transactions contemplated hereby, including the Merger, will not impair any rights of the Company or any of its Subsidiaries in, to or under the Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries;

(vi) No claims with respect to Company Intellectual Property are pending or, to the Knowledge of the Company, threatened by any Person challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property;

(vii)              The Company and its Subsidiaries do not currently pay any material royalties or other material consideration for the right to use material Intellectual Property of others; and

(viii)             To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all confidentiality agreements and other protective agreements protecting the Intellectual Party of third parties.

(d)          Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their material trade secrets and have appropriate procedures in place designed to provide that all Intellectual Property conceived by their employees, as a result of such employees performing their job duties for the Company and its Subsidiaries, and, to the Knowledge of the Company, third parties, performing research and development for them, have been assigned or are required to be assigned to the Company or its Subsidiaries.

Section 3.16      Properties. Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to the real property leased or subleased to the Company or its Subsidiaries (the "Leased Real Property"), the lease or sublease for such property is valid and binding and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease and to the Knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party under such lease or sublease.

Section 3.17      Company Rights Plan. The Company has taken all actions necessary (subject only to execution by the Rights Agent, as defined in the Company Rights Plan, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Company Rights Plan inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as such term is defined in the Company Rights Plan) pursuant to the Company Rights Plan solely as a result of this Agreement or the Transactions and (ii) a Distribution Date (as such term is defined in the Company Rights Plan) does not occur, solely by reason of the execution of this Agreement or the consummation of the Transactions and (c) cause the Rights to expire in their entirety immediately prior to the Effective Time without payment being made in respect thereof.

Section 3.18      Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion (which may be an oral opinion to be confirmed in writing) of Lehman Brothers Inc. (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares. The Special Committee of the Board of Directors of the Company has received the opinion (which may be an oral opinion to be confirmed in writing) of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,

dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received under the Asset Transfer Agreements by the Company is fair from a financial point of view to the Company.

Section 3.19      Brokers and Other Advisors. Except for Lehman Brothers Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20      Anti-takeover Statutes. As of the date hereof, the Company has taken all action necessary to exempt the Merger, this Agreement, the Transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL.

Section 3.21	Material Contracts.

(a)          Section 3.21(a) of the Company Disclosure Schedule lists each of the following contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such contract listed or required to be so listed, a "Company Material Contract"):

(i)          Any "material contract" as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii)         any material contract for the sale of products or services involving annual payments in excess of $250,000 individually, other than pursuant to a purchase order;

(iii)       any material sales agency, sales representation or distributorship agreement;

(iv)        any material joint venture, profit sharing, partnership agreements or other similar agreements;

(v)         any contracts or series of related contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) in excess of $250,000 individually or $2,000,000 in the aggregate, other than the Asset Transfer Agreements;

(vi)        any material contract with a Governmental Authority;

(vii)      any licenses of Intellectual Property to or from the Company or any of its Subsidiaries that are material to the businesses of the Company or any of its Subsidiaries, except for licenses of standard software that are generally available to the public for a standard fee;

(viii)     any contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, "most favored nation" or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time; and

(ix)        any material contracts with any (A) officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliates or "associates" (or members of any of their "immediate family") (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of such officer or director; or (B) Person who, to the Knowledge of the Company, is the record or beneficial owner of five percent or more of the voting securities of Company.

(b)          The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed in Section 3.21(a) of the Company Disclosure Schedule.

(c)          Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.22      Limitation. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, (A) NO REPRESENTATION OR WARRANTY IS

MADE BY THE COMPANY WITH RESPECT TO (I) PARENT OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, PROPERTIES (INCLUDING ANY OR ALL PATENTS, PATENT RIGHTS, TRADEMARKS, TRADEMARK RIGHTS, TRADE NAMES, TRADE NAME RIGHTS, SERVICE MARKS, SERVICE MARK RIGHTS AND OTHER INTELLECTUAL PROPERTY OWNED BY PARENT OR ANY OF ITS AFFILIATES), ASSETS OR OPERATIONS, (II) ANY BUSINESS RELATIONSHIP BETWEEN THE COMPANY OR ANY OF ITS AFFILIATES, ON THE ONE HAND, AND PARENT OR ANY OF ITS AFFILIATES, ON THE OTHER HAND, OR (III) ANY ACTION, SUIT, PROCEEDING, DISPUTE, MONITORING, AUDIT OR CONTRACT TO WHICH PARENT OR ANY OF ITS AFFILIATES IS A PARTY (INCLUDING, WITHOUT LIMITATION, SALES OF ECL TECHNOLOGY AND PRODUCTS OUTSIDE THE FIELDS COVERED BY THE WORLDWIDE, NON-EXCLUSIVE, ROYALTY-FREE LICENSE BETWEEN PARENT AND THE COMPANY) AND, (B) NO FACT, EVENT, CHANGE, EFFECT OR DEVELOPMENT RELATING TO ANY OF THE FOREGOING SHALL BE DEEMED TO RESULT IN THE BREACH BY THE COMPANY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT OR OTHERWISE IN A MATERIAL ADVERSE EFFECT.

Section 3.23      No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company, including any director, officer or employee of the Company, makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person, including any director, officer or employee of the Company, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule") simultaneously with the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1	Organization; Standing and Corporate Power.

(a)          Parent is a joint stock company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)          Parent and Merger Sub have made available to the Company complete and correct copies of the certificate of incorporation and by-laws (or equivalent document under the Laws of their respective jurisdictions of organization) of Parent and Merger Sub, as amended to the date of this Agreement.

Section 4.2         Corporate Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the Transactions. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation by Merger Sub of the Merger and the Transactions, have been duly authorized and approved by its Board of Directors, and adopted by a Subsidiary of Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by it of the Merger and the Transactions. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Merger and the Transactions, have been duly authorized and approved, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Merger and the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3         Noncontravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Merger and the Transactions, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) require any consent or other action by any Person under, violate or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries is entitled under any agreement or other instrument binding upon the Parent, Merger Sub or any of their respective Subsidiaries, except for, in the case of clause (ii) above, such matters as would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.4        Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" laws and the NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) obtaining from CFIUS a written termination of the review of clearance of the Merger and (v) any applicable non-U.S. competition, antitrust or investment Laws, no consents or approvals of, or filings, notifications, declarations or registrations with, any Governmental Authority, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.5	Ownership and Operations of Merger Sub; Capitalization.

(a)          Parent owns beneficially all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and prior to the Effective Time will have no, assets, operations, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Transactions.

(b)          All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent.

Section 4.6        Legal Proceedings. Except as disclosed in Section 4.6 of the Parent Disclosure Schedule, (A) there is no pending or threatened, legal or administrative proceeding, claim, suit, investigation or action against Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Merger Sub in each case, by or before any Governmental Authority, and (B) there is no pending or threatened, legal or administrative proceeding, claim, suit or action against Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries in each case, by or before any Governmental Authority, that would reasonably be expected to prevent or materially delay consummation of the Transactions.

Section 4.7         Financing. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the consummation of the Merger and the Transactions. Parent has, and at the Effective Time Parent and Merger Sub will have cash on hand sufficient to enable Parent and Merger Sub to pay all amounts to be paid by Parent or Merger Sub in connection with the consummation of the Merger including all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions, any obligations in connection with the Dissenting Shares and payment of the aggregate Option Consideration, the Total Common

Merger Consideration and the aggregate Restricted Stock Consideration and the amounts due in connection with the Wohlstadter Agreements.

Section 4.8         Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.

Section 4.9        Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions.

Section 4.10      Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1	Conduct of Business.

(a)          Except as contemplated or expressly permitted by this Agreement and the Asset Transfer Agreements, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers, employees and consultants and maintain relationships with customers, suppliers and others having significant business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Parent that, except as required by applicable Law or contemplated or expressly permitted by this Agreement, the Asset Transfer Agreements or by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(i)        Except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided, however, that (i) the Company may issue shares of Company Common Stock (and corresponding Rights under the Company Rights Plan) upon the exercise of Options that were outstanding as of March 30, 2007 and the Company may issue shares of Company Common Stock (and corresponding Rights under the Company Rights Plan) or shares of Series A Preferred Stock upon the valid exercise of Rights outstanding as of the date of this Agreement; and provided, further, that; (ii) the Company may issue Options to employees of the Company hired after the date hereof, not to exceed Options to acquire 25,000 shares of Company Common Stock in the aggregate, provided that such options are granted at fair market value and in accordance with the terms of the Company Stock Plan; and (iii) the Company may remove in accordance with their existing terms restrictions on Restricted Stock Awards that are outstanding as of March 30, 2007; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights or options to acquire any shares of its capital stock; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company, other than dividends or other distributions in respect of the Series B Preferred Stock in accordance with the Company Charter Documents; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii)      incur, guarantee or secure any indebtedness for borrowed money, except for (A) amounts set forth on Section 5.1(a)(ii) of the Company Disclosure Schedule or (B) as otherwise required in the ordinary course of business, but in any event not in excess of $3,000,000 in the aggregate outstanding at any time;

(iii)     create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices or any Permitted Lien;

(iv)     sell any properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practices and not to exceed $3,000,000 in the aggregate, (B) sales or leases of inventory in the ordinary course of business consistent with past practices, (C) pursuant to contracts in force on the date of this Agreement, (D) dispositions of obsolete or worthless assets or (E) transfers among the Company and its wholly-owned Subsidiaries;

(v)       make any capital expenditures which exceed $2,000,000 in the aggregate (which amount shall be increased to $3,600,000 in the aggregate if the Closing has not occurred within four (4) months of the date hereof);

(vi)     make any loans, advances or investments other than in its wholly owned Subsidiaries, except (A) investments of all cash, cash equivalents and short term investments made in the ordinary course of business consistent with past practices and (B) in the ordinary course of business consistent with past practices not in excess of $1,500,000 in the aggregate to or in entities that are not Affiliates;

(vii)    make any acquisition (whether by purchase, merger or otherwise) of the capital stock or (except in the ordinary course of business consistent with past practices) the assets of any other Person for consideration in excess of $250,000 individually or $2,000,000 in the aggregate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(viii)   other than fees payable to members of the Special Committee (A) increase the compensation or other benefits payable or to become payable to its directors, executive officers or other employees, other than as required pursuant to applicable Law or the terms of contracts in effect on the date of this Agreement and other than (x) in the case of executive officers and the Company’s general counsel, annual bonuses for the fiscal year ended March 31, 2007, not to exceed $1,625,000 in the aggregate, and bonus amounts to be paid for the fiscal period beginning April 1, 2007 and ending at the Effective Time, not to exceed a pro rata portion (based on the portion of the fiscal year that has elapsed) of the bonuses paid to executive officers and the Company’s general counsel for the fiscal year ended March 31, 2007 in the aggregate or (y) in the case of other employees, in the ordinary course of business consistent with past practices, (B) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer or other employee of the Company or any of its Subsidiaries, other than pursuant to the severance plans set forth on Section 5.10(b) of the Company Disclosure Schedule, (C) enter into any employment agreement with any executive officer of the Company, (D) establish, adopt, enter into or amend any agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, executive officer or other employee, except that the Company may adopt and fund a grantor trust for the benefit of Termination Protection Program participants listed on Section 5.10(e) of the Company Disclosure Schedule; provided that the Surviving Corporation and its Affiliates shall not be liable for any loss or diminution in value of the funds deposited in the trust; provided further, the Surviving Corporation and its Affiliates shall not be responsible for any funds that are lost except in connection with bankruptcy or insolvency of the Surviving Corporation, (E) make any employee eligible for the Company’s Termination Protection Program other than the employees eligible as of the date hereof, a list of whom has been previously provided in writing to Parent, or (F) take any action which would trigger obligations under the Termination Protection Program; provided that the foregoing shall not prevent the Company from terminating or changing the responsibilities of any participants in the Termination Protection Program in the ordinary course of business;

(ix)     make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting or tax period), except (a) as may be required by GAAP (or any interpretation thereof), by a change in GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or a quasi-Governmental Authority (including the Financial Standards Accounting Board or similar organization), (b) to permit the audit of the Company’s financial statements in accordance with GAAP, (c) as required by applicable Law or (d) as disclosed in the Company SEC Documents filed prior to the date hereof;

(x)       make or change any Tax election, file any material amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any right to a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xi)     amend or otherwise change, in any material respect, the Company Charter Documents;

(xii)    settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or involving a payment by the Company or its Subsidiaries in excess of $500,000 individually or $2,500,000 in the aggregate or (B) shareholder litigation or dispute against the Company or any of its officers or directors or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiii)   (i) modify, amend, terminate or waive any material rights under any Company Material Contract or (ii) enter into any agreement that would constitute a Company Material Contract if it had been entered into prior to the date of this Agreement, other than, in each case, in the ordinary course of business consistent with past practice and other than contracts to be transferred pursuant to the Asset Transfer Agreements; provided that, except for ordinary course sales of services or products on an arms-length purchase order basis, the Company shall not enter into any contracts with (A) any officer or director of the Company or any of its Subsidiaries or entities that are Affiliates or controlled by "associates" (or members of any of their "immediate family") (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of its officers or directors or (B) any Person who is the record or beneficial owner of five percent or more of the voting securities of the Company;

(xiv)   enter into (i) any license related to the ECL technology or (ii) any license with respect to Intellectual Property with Meso Scale Diagnostics, LLC; or

(xv)	agree to take any of the foregoing actions.

(b)          Neither party shall knowingly take any action that would prevent or materially delay the consummation of the Transactions or the transactions contemplated by the Asset Transfer Agreements.

Section 5.2	Stockholders Meeting.

(a)          Subject to the fiduciary duties of the Board of Directors of the Company and without limiting the provisions of Section 5.4, as promptly as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall use commercially reasonable efforts to: (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the "Company Stockholders Meeting") and (ii) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iii) obtain the Company Stockholder Approval; provided, however, that the

Company shall not be obligated to recommend to its stockholders the approval of this Agreement or approval of the Merger at the Company Stockholders Meeting to the extent the Board of Directors makes a Company Adverse Recommendation Change in compliance with Section 5.4(b).

(b)          Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated in accordance with Section 7.1.

Section 5.3	Proxy Statement.

(a)          Covenants of the Company with Respect to the Proxy Statement. Subject to Section 5.4 hereof, the Company shall promptly prepare, and shall use commercially reasonable efforts to cause to be filed with the SEC within thirty (30) days after the date hereof, the Proxy Statement relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include, except to the extent provided in this Agreement, the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement and shall use all reasonable efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)          Covenants of Parent with Respect to the Proxy Statement. None of the information with respect to Parent or its subsidiaries (including Merger Sub) to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          Cooperation. The Company, Parent and Merger Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all correspondence between the

Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d)          Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock and Series B Preferred Stock as of the record date established for the Company Stockholders’ Meeting. If at any time prior to the Company Stockholders’ Meeting any event or circumstance relating to the Company or Parent or any of either the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.4	No Solicitation.

(a)          The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with this Agreement and the Asset Transfer Agreements (collectively, "Representatives") to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (as defined herein), (ii) other than informing Persons of the provisions contained in this Section 5.4, participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning the Company and its Subsidiaries to any Person in connection with any Takeover Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Takeover Proposal (other than a confidentiality agreement). Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives an unsolicited written Takeover Proposal which (x) constitutes a Superior Proposal or (y) which the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, is reasonably likely to result in, after the taking of any of the actions referred to in either of clause (A) or (B) below, a Superior Proposal, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement reasonably acceptable to the Company, and (B) engage or participate in discussions or negotiations with the

Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (A) and (B) above, the Company shall provide written notice to Parent of such Takeover Proposal, shall identify the Person making such Takeover Proposal and the material terms and conditions of any such proposal (including any material changes thereto), and shall provide to Parent any material information furnished to the Person making such Takeover Proposal that have not previously been provided to Parent. The Company or its Representatives shall keep Parent or its Representatives reasonably informed, on a reasonably prompt basis, of any material changes to any such Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Takeover Proposal.

(b)          Except as expressly permitted by this Section 5.4(b), the Board of Directors of the Company shall not (i)(A) withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors that stockholders of the Company adopt this Agreement (the "Company Board Recommendation") or (B) publicly recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") (it being understood and agreed that any "stop, look and listen" communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders shall not constitute a Company Adverse Recommendation Change) or (ii) authorize the Company or any of its Subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a Confidentiality Agreement) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, (x) the Board of Directors of the Company may change, qualify, withhold, withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, upon a good faith determination by the Company’s Board of Directors (after receiving the advice of its outside legal and financial advisors) that failure to take such action would be reasonably likely to constitute a breach by the Board of its fiduciary duties to the stockholders of the Company under applicable Law, and (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines constitutes a Superior Proposal, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have complied with the provisions of this Section 5.4 (including the following sentence) and, concurrently with entering into such Company Acquisition Agreement, terminated this Agreement pursuant to Section 7.1(d)(ii). The Company shall not enter into any merger, acquisition or similar agreement with respect to a Takeover Proposal until after the third Business Day following Parent’s receipt of written notice from the Company (an "Alternative Transaction Notice") containing a description of the material terms of such Takeover Proposal and advising Parent that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Proposal and that the Board of Directors of the Company intends to enter into an agreement providing for such Superior Proposal, and provided that the Board of Directors continues to believe, following such third Business Day that such Takeover Proposal still constitutes a Superior Proposal after taking into account any changes to the terms of this Agreement proposed by Parent in response to an Alternative Transaction Notice. It is understood and agreed that no Alternative Transaction

Notice is required for a Company Adverse Recommendation Change made not in response to or as a result of a Superior Proposal.

(c)	For purposes of this Agreement:

"Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

"Superior Proposal" means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) is reasonably likely to be consummated and more favorable to the Company’s stockholders than the Merger (or any subsequent offer made by Parent in response to any such Superior Proposal).

(d)          It is understood and agreed that, for purposes of this Agreement (including ArticleVII), any "stop, look and listen" letter, any disclosure required pursuant to Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, or any other factually accurate public statement by the Company that, in each case, merely describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board’s recommendation of this Agreement or the Transactions, an approval or recommendation with respect to such Takeover Proposal, or a Company Adverse Recommendation Change.

Section 5.5	Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as defined herein)), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a United States federal or state Governmental Authority or a foreign or supranational Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)          In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) Parent agrees to make the CFIUS Filing as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to use its reasonable best efforts to obtain clearance of the Merger from CFIUS and (iii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Merger and the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Merger and the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Merger and the Transactions.

(c)          Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger and the Transactions, and (ii) promptly notify the other party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or any other Governmental Authority and permit the other party to review in advance any proposed communication to any of the foregoing, (iii) consult with the other party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the Transactions and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion, and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

Section 5.6         Public Announcements. The initial press releases filed by Parent and the Company, respectively, with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.7        Access to Information; Confidentiality. The Company shall afford to Parent and Parent’s Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s properties, books and records and the Company shall furnish promptly to Parent such other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment and on the advice of counsel, that doing so would violate applicable Law or a contract or any obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. Notwithstanding anything contained in this Section 5.7, the Company shall not be required to provide to Parent or Parent’s Representatives (a) any information relating to sales or use outside the field-of-use of, or compliance with, the existing license for ECL technology between Parent and the Company, including any calculations, estimates, reports, analysis, projections or documentation relating thereto or (b) any assets to be sold pursuant to the terms and conditions of the Vaccines Asset Transfer Agreement or the ECL Asset Transfer Agreement. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreements, it being understood that if the Merger is not consummated and this Agreement is terminated, the Confidentiality Agreements shall continue in effect in accordance with their terms, including the requirements to maintain information provided thereunder in confidence.

Section 5.8        Indemnification and Insurance. (a) For six years after the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is a director or officer of the Company with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by such person in such person’s capacity as a director or officer at or at any time prior to the Effective Time (including acts or omissions occurring in connection with the Transactions) to the fullest extent permitted under applicable Law and (ii) pay in advance of the final disposition of any such claim, suit, action, proceeding or investigation any reasonable expenses (including reasonable fees and expenses of legal counsel) incurred by any such officer or director in connection with any such claim, suit, action, proceeding or investigation with respect to which such person is entitled to be indemnified as provided in (i) above (including in connection with enforcing the indemnity and other obligations provided in this sentence), reasonably promptly after statements therefor are received; provided that the person to whom such expenses are to be advanced provides an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for such amounts as provided above. Any determination required to be made with respect whether the conduct of any such officer or directors complies with the applicable standard shall be made by independent legal counsel selected by all such indemnified persons and reasonable accepted to the Surviving Corporation, the fees of such counsel shall be paid by the Surviving Corporation. The indemnification provided in this Section 5.8(a) shall apply only to each individual in his or her capacity as an officer or director of the Company, but not in any other capacity (including acting as purchaser or licensee under the Asset Transfer Agreements); provided that to the extent amounts are incurred that are partially subject to indemnification or expense reimbursement and partially not, a reasonable allocation shall be made.

(b)          For six years after the Effective Time, the Surviving Corporation shall maintain all existing rights of any current or former officer, director or employee of the Company or any of its Subsidiaries (each, an "Indemnitee" and, collectively, the "Indemnitees") to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date hereof or the indemnification agreements listed on Section 5.8(b) of the Company Disclosure Schedule, as the case may be. Without limiting the foregoing, for six years after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) shall contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. The Surviving Corporation shall honor all of its indemnification obligations existing as of the Effective Time.

(c)          The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with an Indemnitee (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted against such Indemnitee.

(d)          Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.8, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)          The Surviving Corporation shall use commercially reasonable efforts to (i) obtain as of the Effective Time "tail" insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time or (ii) if it is unable to obtain the "tail" insurance policies referred to in clause (i), maintain, for the six-year period commencing immediately after the Effective Time, in effect directors’ and officers’ liability insurance (including excess liability directors’ and officers’ insurance policies) covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who at or prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies (including excess liability directors’ and officers’ insurance policies) on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof as more fully described in Section 5.8(e) of the Company Disclosure Schedule (or the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate premium for the insurance referred to in clause (i) or (ii) shall exceed 200% of the current annual premium (which amount has been disclosed to Parent prior to the date hereof and as set forth in Section 5.8(e) of the Company Disclosure Schedule), the Surviving Corporation shall obtain a policy for the applicable individuals with the best coverage as shall then be available at an aggregate premium of 200% of the current annual premium and; provided, further that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time. Prior to the Effective Time, the Company may obtain the "tail" insurance policies as described in this Section 5.8(e); provided, however, that in no event will the aggregate premium for such coverage exceed 200% of the current annual premium paid by the Company for such insurance prior to the date of this Agreement.

(f)           The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the Company Charter Documents, or the comparable organization documents of the Surviving Corporation or any of its Subsidiaries, under applicable Law, or otherwise. Notwithstanding anything contained in Section 8.2 or 8.3 to the contrary, this Section 5.8 shall survive the Effective Time and the consummation of the Merger indefinitely. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8). Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.8 and shall guarantee the obligations under Section 5.8(a), 5.8(b) and 5.8(e).

(g)          In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9         Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger and the Transactions are consummated.

Section 5.10	Employee Matters.

(a)          As of the Effective Time and for no less than six months immediately thereafter, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries ("Company Employees") compensation and benefits (other than equity based awards) that are in the aggregate substantially comparable to such compensation and benefits being provided to Company Employees as of the date hereof under the Company Benefit Plan (as defined herein).

(b)          Without limiting paragraph (a) of this Section 5.10, (i) Parent shall provide or shall cause the Surviving Corporation to provide to each Company Employee (other than any such employee who participates in the Company’s Termination Protection Program) who experiences an involuntary termination of employment without cause within six months immediately following the Effective Time, the severance benefits that are set forth on Schedule 5.10(b) and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under the Company’s Termination Protection Program as in effect on the date hereof, without any amendment or change that is adverse to any participant therein.

(c)          For purposes of eligibility and vesting under any Employee Benefit Plan maintained by Parent, the Company or their respective affiliates providing benefits to any Company Employees after the Effective Time ("Parent Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits, whether under Parent Plans or otherwise, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or evidence of insurability, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents to the extent waived under Company Benefit Plans, and Parent shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the Parent Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(d)          Any Company Employee whose employment with Parent is terminated by the Surviving Corporation or any of its Affiliates within six months following the Effective Time (including by reason of a sale by Parent of the business unit for which such Company Employee works) shall become fully vested in his or her account balance under any 401(k) plan that was a Company Benefit Plan. If directed in writing by Parent at least fifteen (15) Business Days prior to the Effective Time, Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by Company effective as of the Effective Time and shall provide Parent evidence that each of Company’s 401(k) plans has been terminated pursuant to resolutions of the Board of Directors of the Company or a duly authorized committee thereof.

(e)          No later than ten Business Days prior to Closing, the Company shall deliver to Parent a list of employees who are participants in the Company’s Termination Protection Program and who have notified the Company that (i) they will be resigning or will no longer be serving as an officer of the Company in connection with the consummation of the Merger or (ii) they have accepted employment with either Newco I or Newco II. Parent acknowledges that, with respect to any participant who has provided notice under clause (i) of this Section 5.10(e) and who is listed on Section 5.10(e) of the Company Disclosure Schedule, the Company’s Board of Directors shall have the right to determine, prior to the Effective Time, whether or not to accept such participant’s position that they are entitled to benefits under the Company’s Termination Protection Plan and Parent shall abide by any such determination.

Section 5.11      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

Section 5.12      Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13      Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.14      Amendment of Asset Transfer Agreements. The Company will not amend, waive any of the material provisions or otherwise terminate the Asset Transfer Agreements without the consent of Parent. Notwithstanding the foregoing, the Company may not amend, other than an immaterial or non-substantive amendment, the schedules to the Asset Transfer Agreements identifying the Transferred Assets (as defined in the Asset Transfer Agreements) without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 5.15      Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)          any material actions, suits, investigations or proceedings commenced or, to its knowledge, in the case of the Parent, or to the Knowledge of the Company, in the case of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or Article IV of this Agreement or that relate to the consummation of the Transactions contemplated by this Agreement; and

(d)          any notice delivered to the Company or by the Company under the Asset Transfer Agreements;

provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.16      Certain Actions Pursuant to the Asset Transfer Agreements. Parent, Merger Sub and the Company shall deliver the notices (and copies thereof) required pursuant to Sections 6.4 and 7.4 of the Vaccines Asset Transfer Agreement and Sections 6.4 and 7.4 of the ECL Asset Transfer Agreement.

Section 5.17      Certain Actions. The Surviving Corporation shall duly and punctually perform and observe all terms, covenants and conditions of all binding obligations of the Company to Meso Scale Diagnostics, LLC and Meso Scale Technologies, LLC.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the DGCL and the rules and regulations of the NASDAQ;

(b)          Antitrust. (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the waiting period (and any extension thereof) under the German Act against Restraints of Competition of 1958, as amended, shall have been terminated or shall have expired or approval of the transaction by the German Federal Cartel Office shall have been granted;

(c)          CFIUS. The United States Government shall have completed its review under Exon-Florio, and shall have concluded not to suspend or prohibit the transaction, nor taken any action which would adversely affect, in any material respect, the Company or Buyer’s ability to operate or control the Company;

(d)          Termination of Service Agreements. All agreements whereby the Company or its Subsidiaries provide administrative or support services to entities that are Affiliates of any officer or director of the Company (the "Shared Service Agreements") shall terminate within 60 days after the Effective Time; provided that if the employees providing such services terminate their employment with the Company, the obligation to provide such services under the Shared Services Agreements shall terminate immediately; and

(e)          No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by officers of the Company to such effect;

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect; and

Section 6.3         Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such matters as would not reasonably be expected to materially delay Parent’s or Merger Sub’s ability to consummate the Transactions. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by officers of Parent and Merger Sub to such effect; and

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c)          Related Transactions. There shall be no Restraints in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Asset Transfer Agreements or making the consummation of the transactions contemplated by the Asset Transfer Agreements illegal.

Section 6.4         Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

Section 7.1        Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)          by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)	by either of the Company or Parent:

(i)       if the Merger shall not have been consummated on or before September 30, 2007 (the "Walk-Away Date"); provided that if (i) the Effective Time has not occurred by such date by reason of non-satisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c) and (ii) all other conditions in Article VI have theretofore been satisfied or (to the extent legally permissible) waived or are capable of being satisfied (other than the certificates contemplated by Sections 6.2 and 6.3), the Walk-Away Date will automatically extend to December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)      if a Restraint prohibiting the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)          by Parent (i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Company by the Walk-Away Date or (ii) if a Company Adverse Recommendation Change shall have occurred; or

(d)	by the Company:

(i)       if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Parent or Merger Sub by the Walk-Away Date; or

(ii)      if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only after complying with the provisions of Section 5.4(b).

Section 7.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.7, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability or other obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, or its or their respective stockholders, controlling persons or Representatives, except (a) the Company may have liability as provided in Section 7.3, and (b) other than as may be provided in Section 7.3, nothing shall relieve Parent, Merger Sub or the Company from liability for any willful or intentional breach by such party of its covenants or obligations under this Agreement to be performed prior to the Closing Date.

Section 7.3	Termination Fees.

(a)          In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii)or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii) (other than where the Board of Directors of the Company changes its recommendation with respect to this Agreement in the absence of a Takeover Proposal primarily based on developments relating to the license agreement between the Company and an Affiliate of the Parent), then the Company shall pay by wire transfer of same-day funds to Parent a termination fee of $12,000,000 (the "Company Termination Fee") in the case of (i), immediately before and as a condition to the termination of this Agreement or in the case of (ii) within two (2) business days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

Parent’s acceptance of the Company Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated.

(b)          In the event that (A) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b)(iii), (B) prior to the time of such termination a bona fide Takeover Proposal with respect to the Company has been publicly made or otherwise made known to the Board of Directors of the Company or its stockholders and not withdrawn prior to termination, and (C) a definitive agreement is entered into by the Company with respect to a Takeover Proposal or a Takeover Proposal is consummated within six (6) months of such termination of this Agreement, the Company shall on the earlier of the date on which such agreement is entered into or the Takeover Proposal is consummated, pay by wire transfer of same-day funds the Company Termination Fee to Parent. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. Parent’s acceptance of the Company Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated.

(c)          For the purpose of this Section 7.3, all references in the definition of Takeover Proposal to "20%" shall instead be deemed to refer to "a majority".

(d)          In no event shall the Company be required to pay the fee referred to in this Section 7.3 on more than one occasion.

(e)          Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Merger and the Transactions. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.

(f)           The parties agree that any payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payments become due and payable, and, upon payment of the applicable amount, the Company shall have no further liability to Parent and Merger Sub hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Independent Investigation. Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its

Subsidiaries and any financial statements relating to the Company and its Subsidiaries, and acknowledges that the Company and its Subsidiaries have provided Parent with access to the personnel, properties, premises and books and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement and the Transaction agreements, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges and agrees that, except for the specific representations and warranties of the Company contained in Article III hereof, none of the Company or its Affiliates nor any of their respective stockholders, officers, directors, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or their business, operations, technology, assets, liabilities, results of operations, financial condition or prospects, or as to the accuracy or completeness of any of the information (including any statement, certificate, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to Parent, Merger Sub or any of their Affiliates, officers, directors, stockholders, controlling persons or Representatives.

Section 8.2         No Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, provided that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely.

Section 8.3        Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger and the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.4        Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6         Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7        Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the rights to indemnification and insurance pursuant to Section 5.8 hereof (of which the persons entitled to indemnification are the intended beneficiaries); (b) the rights of the Company’s stockholders, holders of Restricted Stock Awards and Company Option holders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful or intentional breach of its obligations to consummate the Merger; (c) after the Effective Time the rights of the Company’s employees provided for in Section 5.10(b) hereof; (d) the rights of Newco I and Newco II under Section 6.3(c); (e) after the Effective Time, the rights of the Company’s stockholders and holders of Restricted Stock Awards and Options to receive the Total Common Merger Consideration, Restricted Stock Consideration or Option Consideration, as applicable, and; (f) the rights under the Company’s Termination Protection Program of those participants described in the last sentence of Section 5.10(e) hereof.

Section 8.8	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)          All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)          Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.9         Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations hereunder, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10      Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Roche Holding Ltd

Grenzacherstrasse 124

CH-4070 Basel

Switzerland

Attention: General Counsel

Facsimile: +41 61 688 3196

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Christopher Mayer, Esq.

Facsimile: 212-450-3800

If to the Company, to:

BioVeris Corporation

16020 Industrial Drive

Gaithersburg, MD 20877

Attention: President

Facsimile: (301) 230-0158

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:	Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Facsimile:	(212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12	Definitions.

(a)          As used in this Agreement, the following terms have the meanings ascribed thereto below:

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, but shall not mean, in the case of Parent, Genentech Inc. and Chugai Pharmaceutical Co., Ltd. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Agreement" has the meaning set forth in the recital.

"Alternative Transaction Notice" has the meaning set forth in Section 5.4(b).

"Antitrust Laws" has the meaning set forth in Section 5.5(a).

"Asset Transfer Agreements" shall mean the Vaccines Asset Transfer Agreement, the ECL Asset Transfer Agreement and the ECL License Agreements and the transactions contemplated thereunder.

"Bankruptcy and Equity Exception" has the meaning set forth in Section 3.2(a).

"Business Day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Basel, Switzerland are authorized or required by Law to be closed.

"Certificates" has the meaning set forth in Section 2.1(d).

"Certificate of Merger" has the meaning set forth in Section 1.3.

"CFIUS" means the Committee on Foreign Investment in the United States.

"CFIUS Filing" means a notice of the Merger filed with the CFIUS under Exon-Florio.

"Closing" has the meaning set forth in Section 1.2.

"Closing Date" has the meaning set forth in Section 1.2.

"Code" has the meaning set forth in Section 2.2(f).

"Common Certificate" has the meaning set forth in Section 2.1(c).

"Common Merger Consideration" has the meaning set forth in Section 2.1(c).

"Company" has the meaning set forth in the recital.

"Company Acquisition Agreement" has the meaning set forth in Section 5.4(b).

"Company Adverse Recommendation Change" has the meaning set forth in Section 5.4(b).

"Company Benefit Plans" has the meaning set forth in Section 3.12(a).

"Company Board Recommendation" has the meaning set forth in Section 5.4(b).

"Company Charter Documents" has the meaning set forth in Section 3.1(b).

"Company Common Stock" has the meaning set forth in Section 2.1.

"Company Disclosure Schedule" has the meaning set forth in Article III.

"Company Employees" has the meaning set forth in Section 5.10(a).

"Company Intellectual Property" has the meaning set forth in Section 3.15(a).

"Company Material Contract" has the meaning set forth in Section 3.21(a).

"Company Preferred Stock" has the meaning set forth in Section 3.5(a).

"Company Rights Plan" means the Rights Agreement, between the Company and EquiServe Trust Company, N.A., dated as of January 9, 2004.

"Company SEC Documents" has the meaning set forth in Section 3.6(a).

"Company Securities" has the meaning set for in Section 3.5(a).

"Company Stock Plan" has the meaning set forth in Section 2.4.

"Company Stockholder Approval" has the meaning set forth in Section 3.2(c).

"Company Stockholders Meeting" has the meaning set forth in Section 5.2(a).

"Company Termination Fee" has the meaning set forth in Section 7.3(a).

"Company Termination Protection Program" means the BioVeris Corporation Employee Termination Protection Plan effective as of February 13, 2004, as amended by an amendment dated the date hereof, and as amended hereafter only with the consent of Roche.

"Confidentiality Agreements" means the Confidentiality Agreement, dated as of September 13, 2006, between Parent and the Company, the Agreement, dated May 9, 2000, between F. Hoffmann-La Roche Ltd. and IGEN International, Inc., the letter agreement, dated October 8, 2001, among F. Hoffmann-La Roche Ltd., Roche Diagnostics GmbH and IGEN International, Inc., and the Post-Closing Covenants Agreement, dated as of July 24, 2003, among Roche Holding Ltd, IGEN International, Inc. and IGEN Integrated Healthcare, LLC.

"DGCL" has the meaning set forth in the recitals.

"Dissenting Shares" has the meaning set forth in Section 2.3.

"Dissenting Stockholders" has the meaning set forth in Section 2.3.

"ECL" has the meaning set forth in the recitals.

"ECL Asset Transfer Agreement" has the meaning set forth in the recitals.

"ECL License Agreements" has the meaning set forth in the recitals.

"Effective Time" has the meaning set forth in Section 1.3.

"Environmental Laws" means federal, state, local and foreign statutes, Laws (including common law), treaties, governmental restrictions, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental or third party agreements relating to hazardous materials, pollutants, contaminants, or otherwise hazardous substances, wastes or materials, the protection of the environment, or human health and safety as such protection of human health and safety relates to exposure to hazardous materials, pollutants, contaminants, or otherwise hazardous substances, wastes or materials.

"Environmental Liabilities" with respect to any Person, means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, determined or determinable, accrued, or absolute or otherwise, including contractual, which (i) arise under applicable Environmental Laws or with respect to

Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the
Closing Date.

"ERISA" has the meaning set forth in Section 3.12(a).

"ERISA Affiliate" has the meaning set forth in Section 3.12(a).

"Exchange Act" has the meaning set forth in Section 3.4.

"Exon-Florio" means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

"Filed SEC Documents" has the meaning set forth in Article III.

"Financial Advisor" has the meaning set forth in Section 3.18.

"GAAP" shall mean generally accepted accounting principles in the United States as in effect as of the date hereof.

"Governmental Authority" shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign, multinational or supranational.

"Hazardous Material" means all substances, wastes, or materials regulated, or defined as hazardous, toxic, explosive, dangerous, flammable, radioactive, ignitable, corrosive, reactive or otherwise hazardous or as defined by other words of similar import, under any Environmental Law including (i) petroleum, its derivatives, byproducts and other hydrocarbons, toxic mold, asbestos, asbestos-containing materials or polychlorinated biphenyls and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnitee" has the meaning set forth in Section 5.8(a).

"Indemnitees" has the meaning set forth in Section 5.8(a).

"Intellectual Property" has the meaning set forth in Section 3.15(a).

"Knowledge" shall mean, in the case of the Company, the actual knowledge after reasonable inquiry under the circumstances, of the individuals listed on Section 8.12 of the Company Disclosure Schedule.

"Laws" has the meaning set forth in Section 3.10.

"Leased Real Property" has the meaning set forth in Section 3.16.

"License Agreement" has the meaning set forth in Section 8.13(a).

"Lien" shall mean, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or adverse claim of any kind in respect of such asset.

"Material Adverse Effect" shall mean, with respect to the Company a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than any effect arising out of or resulting from: (i) changes in the general economic and political conditions of the United States, or the United States or global financial or securities markets or interest rates; (ii) changes in GAAP; (iii) changes generally affecting the industry in which the Company and its Subsidiaries operate (including changes in Law) and not specifically relating to, or having a materially disproportionate effect on, the Company and its Subsidiaries taken as a whole; (iv) the announcement or pendency of this Agreement, the Asset Transfer Agreements or the transactions contemplated hereby or thereby or the identity of Parent (including any impact on relationships with customers, suppliers or employees); (v) any acts of war (whether declared or undeclared), sabotage or terrorism or any escalation or worsening thereof or any natural disasters; (vi) litigation, disputes or any other matter relating to any agreement between the Company or any of its Affiliates, on one hand, and Parent or any of its Affiliates, on the other hand, whether or not such agreement is a Company Material Contract; (vii) any changes in the assets or the businesses to be transferred under the Asset Transfer Agreements; or (viii) any action required to be taken pursuant to this Agreement, the Asset Transfer Agreements or with Parent’s consent. The parties agree that the mere fact of (A) a decrease in the market price or an increase or decrease in the trading volume of a person’s equity securities or (B) the failure of a person to meet internal projections or published revenues or earnings forecasts shall not by itself constitute a Material Adverse Effect, but the underlying reasons or causes of such events may constitute a Material Adverse Effect. The parties further agree that failure to comply with the Sarbanes-Oxley Act shall not by itself constitute a Material Adverse Effect, but the underlying reasons, causes or consequences of such failure may constitute a Material Adverse Effect.

"Merger" has the meaning set forth in the recitals.

"Merger Sub" has the meaning set forth in the recitals.

"NASDAQ" has the meaning set forth in Section 3.4.

"Newco I" has the meaning set forth in the recitals.

"Newco II" has the meaning set forth in the recitals.

"Option" has the meaning set forth in Section 2.4.

"Option Consideration" has the meaning set forth in Section 2.4.

"Parent" has the meaning set forth in the recitals.

"Parent Disclosure Schedule" has the meaning set forth in Article IV.

"Parent Plans" has the meaning set forth in Section 5.10(c).

"Paying Agent" has the meaning set forth in Section 2.2(a).

"Permits" has the meaning set forth in Section 3.10.

"Permitted Liens" means any (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, covenants, rights-of-way, restrictions and other similar encumbrances affecting any real property that do not materially detract from the value or the continued use or operation of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) purchase money security interests, (vii) intercompany liens by and among the Company and any of its Subsidiaries and (viii) Liens that that do not secure any monetary obligation and that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"Proxy Statement" has the meaning set forth in Section 3.4.

"Representatives" has the meaning set forth in Section 5.4(a).

"Restraints" has the meaning set forth in Section 6.1(e).

"Restricted Stock Award" has the meaning set forth in Section 2.5.

"Restricted Stock Consideration" has the meaning set forth in Section 2.5.

"Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

"SEC" has the meaning set forth in Section 3.4.

"Securities Act" has the meaning set forth in Section 3.4.

"Section 83(b) Election" shall mean an election that complies with the requirements of Section 83(b) of the Code and the Treasury Regulations promulgated thereunder.

"Series A Preferred Stock" has the meaning set forth in Section 3.5(a).

"Series B Preferred Stock" has the meaning set forth in Section 2.1.

"Shared Service Agreements" has the meaning set forth in Section 6.1(d).

"Special Committee" has the meaning set forth in recitals.

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party, but shall not mean, in the case of Parent, Genentech Inc. and Chugai Pharmaceutical Co., Ltd.

"Superior Proposal" has the meaning set forth in Section 5.4(c).

"Surviving Corporation" has the meaning set forth in Section 1.1.

"Takeover Proposal" has the meaning set forth in Section 5.4(c).

"Taxes" shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability for the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign) is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

"Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Total Common Merger Consideration" shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares retired pursuant to Section 2.1(b), Dissenting Shares and Restricted Stock Awards) immediately prior to the Effective Time multiplied by (y) the Common Merger Consideration.

"Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

"Vaccines Asset Transfer Agreement" has the meaning set forth in the recitals.

"Walk-Away Date" has the meaning set forth in Section 7.1(b)(i).

"Wohlstadter Agreements" has the meaning set forth in the recitals.

The following terms are defined on the pages of this Agreement set forth after such term below:

Affiliate	52	ECL Asset Transfer Agreement	5
Agreement	4	ECL License Agreements	5
Alternative Transaction Notice	35	Effective Time	6
Antitrust Laws	36	Environmental Laws	55
Bankruptcy and Equity Exception	12	Environmental Liabilities	55
Certificate of Merger	5	ERISA	18
Closing	5	ERISA Affiliate	18
Closing Date	5	Exchange Act	13
Code	9	Filed SEC Documents	12
Common Certificate	7	Financial Advisor	22
Common Merger Consideration	7	Intellectual Property	20
Company	4	Laws	17
Company Acquisition Agreement	35	Leased Real Property	22
Company Adverse Recommendation	35	License Agreement	61
Change		Merger	4
Company Benefit Plans	18	Merger Sub	4
Company Board Recommendation	35	NASDAQ	13
Company Charter Documents	12	Newco I	4
Company Common Stock	6	Newco II	4
Company Disclosure Schedule	11	Option	10
Company Employees	41	Option Consideration	10
Company Intellectual Property	20	Parent	4
Company Material Contract	23	Parent Disclosure Schedule	25
Company Preferred Stock	14	Parent Plans	41
Company Rights Plan	54	Paying Agent	7
Company SEC Documents	15	Permits	17
Company Securities	14	Proxy Statement	13
Company Stock Plan	10	Representatives	34
Company Stockholder Approval	13	Restraints	44
Company Stockholders Meeting	32	Restricted Stock Award	10
Company Termination Fee	47	Restricted Stock Consideration	11
Company Termination Protection	54	SEC	13
Program		Securities Act	13
Confidentiality Agreements	54	Series A Preferred Stock	14
DGCL	4	Series B Preferred Stock	6
Dissenting Shares	10	Shared Service Agreements	44
Dissenting Stockholders	9	Special Committee	4
ECL	5	Superior Proposal	36

Surviving Corporation	5	Vaccines Asset Transfer Agreement	4
Takeover Proposal	35	Walk-Away Date	46
Taxing Authority	60	"Wohlstadter Agreements"	5

Section 8.13	Certain Claims.

(a)          There are certain pending disputes between the parties concerning, among other things, sales of products and services by Parent and its Affiliates and other matters relating to the License Agreement dated July 23, 2003 between the Company and IGEN LS LLC, an Affiliate of Parent (the "License Agreement").

(b)          From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, the Company and Parent agree to suspend and not pursue in any respect all reviews, audits, field monitoring, dispute resolution efforts, arbitrations or other proceedings under or with respect to the License Agreement, and not to otherwise assert any claims for breach under the License Agreement; provided, however, that the Company and Parent shall not suspend the field monitor process for 2005 currently being conducted by Ernst & Young LLP; provided, further, that the Company and Parent shall jointly instruct the field monitor that until the earlier of the Effective Time or the termination of this Agreement, the field monitor shall not publish a report or disclose the contents of its reviews, audits, or field monitoring to the Company, Parent, any of their Affiliates or any third party.

Section 8.14      Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(a)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ROCHE HOLDING LTD

By:	/s/ Bruno Maier
Name:	Bruno Maier
Title:	Director

By:	/s/ Beat Kraehenmann
Name:	Beat Kraehenmann
Title:

LILI ACQUISITION CORPORATION

By:	/s/ C.J. Ruetsch
Name:	Claus-Joerg Ruetsch
Title:	Vice President and Secretary

BIOVERIS CORPORATION

By:	/s/ Samuel J. Wohlstadter
Name:	Samuel J. Wohlstadter
Title:	Chairman & Chief Executive Officer